November 22, 2003

Mr. Robert Conlee
Via Email

      RE: Employment Terms

Dear Robert:

        This letter will confirm our understanding with respect to your new position and the terms of engagement.

        Your titles will be President, Nu Skin Japan, and President of the North Asia Region, which will include Japan and South Korea.

        Effective November 26, 2003 your base annual salary will increase from $250,000 to $300,000. Your foreign annual service premium will increase from $35,000 to $50,000.

        In addition to the ex pat benefits you already receive, you will be entitled to a total of two home leaves/year. The company will pay for business class travel for you and your spouse and for coach fare travel for your children in connection with these two home leaves.

        You will receive an option grant of 100,000 shares, vesting 25% per year, on the same vesting dates as the 100,000 share option grant issued to you in July 2003. So the initial 25,000 shares will vest in July 2004. The exercise price will be the closing price on November 26, 2003, the date of grant.

        For calendar year 2004, you will also be entitled to receive an annual cash bonus payment equal to the greater of (a) the actual bonus earned by you under the terms of the Company’s standard cash incentive plan, or (b) $125,000. The $125,000 minimum cash bonus payment will be received, however, only if local currency revenue of Nu Skin Japan does not decline over the prior year’s revenue. After calendar year 2004, your cash bonuses will be paid in accordance with the company’s standard incentive plan.

        Upon execution of this agreement, you will receive a “signing bonus” of $100,000. Half of this bonus will be paid in the fourth quarter of 2003 and the remainder in the first quarter of 2004.

        These employment terms are offered with the expectation that you will reside in and work from Tokyo at least until June 2007. In the event you relocate to the U.S. during this period of time for any reason other than the company’s request, the terms above will be renegotiated. In addition, a relocation to the U.S. for any reason other than the company’s request will require that you reimburse the company a prorated portion of the signing bonus referenced above.

        You will also be subject to all other key employee covenants to which all of the Company’s senior management members are subject.

Sincerely,

/s/  Truman Hunt
Truman Hunt
President and Chief Executive Officer

Agreed as of December 12, 2003:

/s/  Robert Conlee
Robert Conlee